UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 29, 2022

Harsco Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-03970	23-1483991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Poplar Church Road, Camp Hill, Pennsylvania	17011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (717) 763-7064

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $1.25 per share	HSC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amendment No. 12 to Third Amended and Restated Credit Agreement

On August 29, 2022 (the “Closing Date”), Harsco Corporation (the “Company”) entered into Amendment No. 12 to Third Amended and Restated Credit Agreement (“Amendment No. 12”) which amends the Company’s Third Amended and Restated Credit Agreement, dated as of November 2, 2016 (as the same has been amended, supplemented or otherwise modified prior to the Closing Date, and as further amended by Amendment No. 12, the “Senior Secured Credit Facility”), by and among the Company, Bank of America, N.A., as administrative agent and as collateral agent, the lenders party thereto, and the other parties thereto.

Amendment No. 12 amended the Company’s existing $700 million revolving credit facility under the Senior Secured Credit Facility (the “Revolving Credit Facility”; and the loans thereunder, the “Revolving Credit Loans”) to, among other things, increase certain levels set forth in the total net leverage ratio covenant, temporarily reduce the ratio under the interest coverage covenant and add a new pricing level applicable to the Revolving Credit Loans. After giving effect to Amendment No. 12, the Revolving Credit Loans bear interest at a rate, depending on total net leverage, ranging from 50 to 175 basis points over base rate or 150 to 275 basis points over LIBOR, subject to a zero floor. Under the Revolving Credit Facility, the Company’s total net leverage is capped at 5.50x of consolidated adjusted EBITDA through the end of 2023; the maximum total net leverage ratio decreases quarterly thereafter, reaching 4.0x for the last quarter in 2024 and thereafter. The total net leverage ratio covenant applicable to the third quarter of 2024 and earlier is subject to a 0.50x decrease upon a sale of the Company’s Rail business (if completed). Pursuant to Amendment No. 12, the Company’s required coverage of consolidated interest charges is set at a minimum of 2.75x of consolidated adjusted EBITDA through the end of 2024 (subject to an increase to 3.0x upon a sale of the Company’s Rail business (if completed)), and leveling at 3.0x for the first quarter in 2025 and thereafter.

In addition, Amendment No. 12 extends the current relief period applicable to certain covenants to the date on which financial statements are delivered for the fiscal quarter ending December 31, 2024 (extended from December 31, 2023), or earlier upon the Company delivering a certificate demonstrating a total net leverage ratio not exceeding 4.0x and a ratio of consolidated EBITDA to consolidated interest charges of not less than 3.0x. For the duration of such relief period, certain of the exceptions to negative covenants are suspended while the step-up to the maximum total net leverage covenant ratio otherwise applicable in connection with a significant acquisition is also suspended.

The foregoing description of Amendment No. 12 is qualified in its entirety by reference to the full and complete terms of Amendment No. 12, which is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Certain of the agents and lenders providing funding or other services under the Senior Secured Credit Facility, as well as certain of their affiliates, have, from time to time, provided various financial advisory, commercial and investment banking services to the Company and/or its affiliates for which they have received customary fees and commissions.

Item 8.01	Other Events

Immaterial Amendment to Senior Secured Credit Facility

On August 19, 2022, the Company entered into an immaterial amendment (“Amendment No. 11”) to the Senior Secured Credit Facility, which modifies the definition of “Consolidated Current Assets” in order to correct an error of a technical nature relevant to the calculation of excess cash flow. The foregoing description of Amendment No. 11 is qualified in its entirety by reference to the full and complete terms of Amendment No. 11, which is attached as Exhibit 10.2 hereto and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amendment No. 12 to Third Amended and Restated Credit Agreement, dated as of August 29, 2022, among Harsco Corporation, the Subsidiary Guarantors party thereto, Bank of America, N.A., as administrative agent, and the lenders party thereto.

10.2	Amendment No. 11 to Third Amended and Restated Credit Agreement, dated as of August 19, 2022, among Harsco Corporation, the Subsidiary Guarantors party thereto, and Bank of America, N.A. as administrative agent.

104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARSCO CORPORATION

Date: August 29, 2022	/s/ Russell C. Hochman
Russell C. Hochman
Senior Vice President and General Counsel, Chief Compliance Officer & Corporate Secretary